Exhibit 99.1

Venus Acquisition Corporation Announces Proposed Business Combination with VIYI Algorithm Inc.

NEW YORK, June 10, 2021 /PRNewswire/ -- Venus Acquisition Corporation (Nasdaq: VENA) ("Venus"), a publicly traded special purpose acquisition company, and VIYI Algorithm Inc. ("VIYI Algo"), a Cayman Islands exempted company operating in China and controlled by WiMi Hologram Cloud, Inc. (NASDAQ: WIMI), announced today that they have entered into a definitive merger agreement. A newly created merger subsidiary of Venus will be merged with and into VIYI Algo with VIYI Algo being the surviving entity and becoming a wholly owned subsidiary of Venus. Upon closing of the transaction, Venus will change its name to MicroAlgo Inc.

The merger is structured as s stock for stock transaction and is intended to qualify as a tax-free reorganization. The terms of the merger provide for a valuation of VIYI Algo and its subsidiaries and businesses of $400,000,000. Based upon a per share value of $10.10 per share, the VIYI Algo stockholders will receive approximately 39,600,000 ordinary shares of Venus which will represent approximately 85% of the combined outstanding shares following the closing, assuming no redemptions by the Venus stockholders and assuming conversion of the Venus outstanding rights into 485,000 ordinary shares.

Pursuant to the terms of the proposed merger, the post-closing Board of Directors will consist of 5 members, four of whom will be nominated by VIYI Algo. In order to continue to satisfy Nasdaq Stock Market listing standards, at least 3 of the members will be independent in accordance with Nasdaq Listing rules.

In connection with the execution of the merger agreement, and as condition to closing, Venus has entered into a definitive and binding backstop and subscription agreement with Ever Abundant Investments Limited who has committed to backstop up to $10,000,000 of redemption of ordinary shares by Venus stockholders or to purchase new shares from Venus at closing of the merger.

VIYI Algo is dedicated to the development and application of bespoke central processing algorithms. Central processing algorithms refer to a range of computing algorithms, including analytical algorithms, recommendation algorithms, and acceleration algorithms. VIYI Algo provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them to increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of VIYI Algo's services include algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. VIYI Algo's ability to efficiently deliver software and hardware optimization to customers through bespoke central processing algorithms serves as a driving force for VIYI Algo's long-term development. VIYI Algo is ideally positioned to grow its revenue quickly as a leading central processing algorithm service provider in China.

Currently, VIYI Algo is focused on developing and delivering central processing algorithm solutions to customers engaged in internet advertisement and gaming, and intelligent chips. VIYI Algo's customer base is rapidly growing due to a general demand for more efficient data processing in various industries driven by the growing internet population and prevalence of AI. In the mid-to-long term, VIYI Algo will continue to adhere to its strategic mindset. By improving upon each iteration of VIYI Algo's one-stop intelligent data management solutions made possible by its proprietary central processing algorithm services, VIYI Algo can help customers to enhance their service efficiency and make model innovations in business, and actively enhance the industry value of the central processing algorithm services in the general field of data intelligent processing industry.

VIYI Algo is controlled by WiMi Hologram Cloud, Inc. (NASDAQ: WIMI), whose commercial operations began in 2015. Wimi Hologram Cloud, Inc. is a holographic cloud comprehensive technical solution provider that focuses on professional areas including holographic AR automotive HUD software, 3D holographic pulse LiDAR, head-mounted light field holographic equipment, holographic semiconductor, holographic cloud software, holographic car navigation and others. Its services and holographic AR technologies include holographic AR automotive application, 3D holographic pulse LiDAR technology, holographic vision semiconductor technology, holographic software development, holographic AR advertising technology, holographic AR entertainment technology, holographic ARSDK payment, interactive holographic communication and other holographic AR technologies.

The boards of directors for both Venus and VIYI Algo have approved the proposed merger, which is expected to be completed by the end of third quarter of 2021, subject to, among other things, the approval by Venus' shareholders of the merger, the proposed change of name, an increase in the authorized share capital of Venus and satisfaction of the other conditions stated in the definitive agreement and other customary closing conditions, including among other things that the U.S. Securities and Exchange Commission (the "SEC") completes its review of the registration/proxy statement and Nasdaq approves the listing application.

ADVISORS

Becker & Poliakoff is acting as U.S. legal advisor to Venus and Ogier is acting as its Cayman Islands legal advisor.

DLA Piper is acting as U.S. legal advisor to WiMi Hologram Could Inc. and VIYI Algorithm Inc. Maples and Calder (Hong Kong) LLP is acting as Cayman Islands legal advisor to VIYI Algorithm Inc. and Zhuo Ne Law Firm is acting as its PRC advisor.

ABOUT VIYI ALGO

VIYI Algo is dedicated to the development and application of bespoke central processing algorithms. VIYI Algo provides comprehensive solutions to customers by integrating central processing algorithms with software or hardware, or both, thereby helping them to increase the number of customers, improve end-user satisfaction, achieve direct cost savings, reduce power consumption, and achieve technical goals. The range of VIYI Algo's services includes algorithm optimization, accelerating computing power without the need for hardware upgrades, lightweight data processing, and data intelligence services. VIYI Algo's ability to efficiently deliver software and hardware optimization to customers through bespoke central processing algorithms serves as a driving force for VIYI Algo's long-term development.

ABOUT Venus

Venus is a blank check company incorporated in the Cayman Islands and incorporated for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar merger with one or more businesses or entities. Venus completed its initial public offering on February 11, 2021 with an offering of 4,600,000 units, at $10.00 per unit, generating gross proceeds of $46,000,000. Each unit consisted of one ordinary share, par value $0.001, one redeemable warrant to purchase half of one ordinary share, and one right to receive one-tenth (1/10) of an ordinary share upon consummation of a business combination. The Units, Ordinary Shares, Rights and Warrants of Venus are currently listed on the Nasdaq Capital Market under the symbols "VENAU," "VENA," "VENAR" and "VENAW," respectively. An aggregate amount of $46,460,000 ($10.10 per Public Unit) is held in a trust account (the "Trust account") with Wilmington Trust, National Association acting as trustee.

CAUTIONARY NOTE FORWARD-LOOKING STATEMENTS

This press release contains, and certain oral statements made by representatives of Venus, VIYI Algo, and their respective affiliates, from time to time may contain, "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Venus' and VIYI Algo's actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "might" and "continues," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Venus' and VIYI Algo's expectations with respect to future performance and anticipated financial impacts of the merger, the satisfaction of the closing conditions to the merger and the timing of the completion of the merger. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the control of Venus or VIYI Algo and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement relating to the proposed merger; (2) the outcome of any legal proceedings that may be instituted against Venus or VIYI Algo following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the merger, including due to failure to obtain approval of the shareholders of Venus or other conditions to closing in the Merger Agreement; (4) delays in obtaining or the inability to obtain necessary consents required to complete the transactions contemplated by the Merger Agreement; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (6) the inability to obtain or maintain the listing of the post-acquisition company's ordinary shares on NASDAQ following the merger; (7) the risk that the merger disrupts current plans and operations as a result of the announcement and consummation of the merger; (8) the ability to recognize the anticipated benefits of the merger, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the merger; (10) changes in applicable laws or regulations; (11) the possibility that Venus or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties to be identified in the Form S-4 filed by Venus (when available) relating to the merger, including those under "Risk Factors" therein, and in other filings with the Securities and Exchange Commission ("SEC") made by Venus and VIYI Algo. Venus and VIYI Algo caution that the foregoing list of factors is not exclusive. Venus and VIYI Algo caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Neither Venus nor VIYI Algo undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

ADDITIONAL INFORMATION

In connection with the transaction described herein, Venus will file relevant materials with the SEC, including the registration statement on Form S-4 and a proxy statement. The proxy statement and a proxy card will be mailed to shareholders as of a record date to be established for voting at the shareholders' meeting relating to the proposed transactions. Shareholders will also be able to obtain a copy of the registration statement on Form S-4 and proxy statement without charge from Venus. The registration statement on Form S-4 and proxy statement, once available, may also be obtained without charge at the SEC's website at https://protect-us.mimecast.com/s/NbC5CXDM9BSOppWlH6cWiD?domain=sec.report or by writing to 477 Madison Avenue, 6th Floor New York, NY 10022. INVESTORS AND SECURITY HOLDERS OF VENUS ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTIONS THAT VENUS WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VENUS, VIYI ALGO AND THE TRANSACTIONS.

NO OFFER OR SOLICITATION

This press release is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

NO ASSURANCES

There can be no assurance that the proposed merger will be completed, nor can there be any assurance, if the merger is completed, that the potential benefits of combining the companies will be realized. The description of the merger contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the Merger, copies of which will be filed by Venus with the SEC as an exhibit to a Current Report on Form 8-K.

PARTICIPANTS IN THE SOLICITATION

Venus, VIYI Algo, certain shareholders of VIYI Algo, and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of Venus ordinary shares in respect of the proposed transaction. Information about Venus's directors and executive officers and their ownership of Venus' common stock is set forth in Venus's prospectus filed with the SEC on February 10, 2021. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

Contact:

Mr. Yanming Liu
Email: ceo@venusacq.com
917 267 4568
VENUS ACQUISITION CORPORATION
6th Floor, 477 Madison Avenue,
New York, New York